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Staples, Inc.
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Spring 2016 Shareholder Engagement Presentation

Forward-Looking Statements Safe Harbor Certain remarks that we may make about management’s future expectations, plans and prospects constitute forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including those discussed or referenced under the heading “Risk Factors” and elsewhere in our most recent annual and quarterly reports on file with the SEC. 2

Our Company Overview 3 At Staples we help businesses succeed by offering more products and services, more ways to shop, and more ways to save Business Segments Company Highlights North American Stores & Online 45% of total company sales - $9.5 billion 1,607 stores in North America Staples.com sales of $2.4 billion North American Commercial 40% of total company sales - $8.4 billion B2B focus through $7.1 billion Staples Business Advantage $1.3 billion Quill.com businesses International Operations 15% of total company sales - $3.2 billion Contract, Retail, Catalog operations in 23 countries outside the U.S. and Canada Sales mix: 73% Europe, 19% Australia, 8% Emerging Markets #5 eCommerce player behind Amazon, Apple, Dell and Walmart Serving more than half of the Fortune 100 Serving more than 200,000 mid-market customers in North America Next day delivery coverage to over 95% of North American population Over 200 million annual retail transactions worldwide Recycling over 55 million ink and toner cartridges and 26 million pounds of electronic waste annually

During the Past Few Years We've Reinvented Staples to Meet Changing Customer Needs

Reinvention Priorities


STAPLES
MAKE more HAPPEN
Every product your business needs to succeed.
Onward to online and boldly to BO$$
Leading Online B2B player
Leading Commercial player
World's broadest B2B assortment
Turbocharge print
Reshape and improve our businesses
Optimize our retail footprint
Fund the future
Evolve our supply chain
Fix and grow international
Build enablers of our execution
Talent & culture
Evolve brand
Price perception
Technology
Big data and analytics

Reinvention Achievements

1. Evolved our brand
2. Evolved our product and channel sales mix
3. Positioned Staples Business Advantage as the growth engine of the company
4. Built a world-class online experience for business customers
5. Expanded online and retail assortment
6. Created a seamless omnichannel experience
7. Reduced excess retail capacity
8. Built momentum in copy and print
9. Reduced expenses to fund investments in growth
10. Stabilized non-GAAP sales and operating income

STAPLES
Make More Happen
4

Announced Staples 2020 Strategic Plan After Acquisition of Office Depot was Blocked Court granted Federal Trade Commission’s request for preliminary injunction to block acquisition on May 10th Staples and Office Depot terminated merger agreement Announced strategic plan to enhance value: Increasing focus on mid-market customers in North America Reshaping Staples by exploring strategic alternatives for European Operations and continuing to close stores in North America Initiating new $300 million cost reduction plan Continuing to return cash to shareholders 5

Deb Henretta Former President, P&G E-Business Curtis Feeny Managing Director, Voyager Capital Strong Focus on Developing an Effective Board 6 Independence Tenure Balance Qualifications, Skills & Experience Refreshment: We are highly focused on director tenure and refreshment, and since 2007, we have added or announced twelve new directors, including seven that enhanced our diversity profile Evaluation: We have a robust annual director self-evaluation process administered by our outside counsel to assess director performance, Board dynamics and the effectiveness of the Board and its committees Independence: We have a strong Lead Independent Director role and a policy to appoint an independent chair Strategy: At its regularly- scheduled meeting in June of each year, our full Board reviews the Company’s near- and long-term strategies in detail, and the Board remains involved in strategic planning throughout the year Key Areas of Focus New Nominees in 2016 The Staples Board is dedicated to continuous improvement and strong, independent oversight through regular refreshment and review of Board composition and performance Executive 1 Independent 10 >10 years 2 directors 5-10 years 3 directors <5 years 6 directors John Lundgren Chairman and CEO, Stanley Black & Decker

Strong alignment of pay and performance >80% of CEO compensation is “at risk” Both short- and long-term programs include performance goals Rigorous, objective financial metrics on annual and performance-based long-term awards that are closely tied to business strategy 3-year TSR modifier in performance-based long-term awards Strong stock ownership guidelines Double trigger change in control provisions in severance agreements No employment agreements No excise tax gross-ups in executive severance agreements Clawback policy Anti-hedging policy Severance cap No pension plan 3% / 3 year proxy access right Strong, clearly-defined Lead Independent Director role Commitment to appoint Independent Chair after current Chairman transition Annual election of directors by majority vote standard Majority vote provisions for bylaw/charter amendments and M&A Shareholder right to call special meetings and act by written consent Continuous improvement approach to Board effectiveness: Rigorous Board and committee evaluation process Strong Board refreshment process to promote balance of skills, experience, diversity, qualifications and personal qualities in evolving marketplace Recognized leader in sustainability matters Robust annual shareholder engagement program Committed to Governance Best Practices 7 Corporate Governance Executive Compensation Staples is committed to leading corporate governance and compensation practices that are responsive to shareholder feedback

Adopted Cumulative Three-Year Goals In 2016, in response to shareholder feedback received in 2014 and 2015, the Board modified our long-term equity incentive program by implementing cumulative three-year goals to further enhance alignment of pay and performance Concurrent with the implementation of cumulative goals, the Board decided to alter the pay mix to be two-thirds performance shares and one-third time based restricted stock units, more in line with typical practice among our peer group and the broader market Continued Focus on Goal Rigor In response to shareholder concerns regarding targets in our incentive plans, the Board ensured that our performance goals either remained challenging or were more rigorous in 2015 and 2016, and were in line with our business objectives Policy Limiting Executive Severance In October 2015, in response to a majority-supported shareholder proposal, the Board adopted a policy requiring that Staples seek shareholder approval of agreements that provide for severance benefits exceeding 2.99 times the sum of base salary plus target annual cash incentive award We have conducted a formal and comprehensive corporate governance outreach program for many years In the last year, we engaged with shareholders representing nearly half of outstanding shares, including meetings led by independent directors Feedback from a variety of institutional investors, including asset managers, public and labor union pension funds and allied organizations and social responsibility investors, is delivered directly to the Board Over the past few years, the Board has made significant enhancements to the corporate governance and compensation programs in response to feedback from shareholders, including proactive adoption of key governance initiatives Track Record of Shareholder Responsiveness 8 Robust Twice-Yearly Shareholder Engagement Program Management Supported Proxy Access at 3% / 3 years Working closely with shareholders, we implemented a management-supported proxy access bylaw amendment effective for the annual meeting in 2016 Independent Chair Policy In January 2015, in response to a majority-supported shareholder proposal, the Board adopted a policy to require that we have an independent Chair whenever possible, after the current Chairman transition Corporate Governance Enhancements Compensation Program Enhancements

Formal Policy Limiting Executive Severance 9 In October 2015, Staples announced that its Board of Directors has adopted a formal policy that limits severance benefits for senior executives, and Ron Sargent, Chairman and Chief Executive Officer, elected to amend his existing severance agreement to align with the terms of this new policy Based on the terms of the new severance policy, Staples will not pay any severance benefits under any existing or future employment agreement or severance agreement with an executive officer that exceeds 2.99 times the sum of the executive’s base salary plus target annual cash incentive award, without seeking shareholder approval. The new policy excludes equity awards The new policy is a direct response to shareholder feedback At the Annual Meeting of Shareholders in June 2015, a shareholder proposal regarding future senior executive severance agreements received majority support. The proposal included equity awards as benefits which should be limited and requested prospective implementation In implementing the policy, the Board carefully considered the results of the vote, as well as the various perspectives conveyed directly by shareholders as part of ongoing engagement. During the fall outreach we learned that shareholders overwhelmingly responded favorably and viewed the policy as responsive to the shareholder proposal Staples takes shareholder perspectives under serious consideration and continues to improve its corporate governance practices in the interest of all shareholders

Executive Compensation Plan Design 10 Base Salary Annual Incentive Plan Long-Term Incentive Plan Fixed Cash Performance-Based Cash Performance Share Awards and Restricted Stock Units Target median of peer group Reviewed annually or following a change in responsibilities, based on market data, internal pay equity, and individual responsibility, experience, expertise and performance Based on performance against pre-established financial targets and certain qualitative criteria set by the Compensation Committee: Earnings per Share (EPS) Gross Profit Dollars (new in 2016) Total Sales (new in 2016) 50% 25% 25% In 2016, pay mix changed to 2/3 performance shares with three-year cumulative goals, and 1/3 restricted stock units Performance shares paid out at the end of the 3 year period Return on Net Asset (RONA) % Operating Income Dollar Growth (new in 2016) Performance share award earned may be increased or decreased by 25% based on cumulative total shareholder return over 3-year performance period relative to S&P 500 50% 50% Element Form Key Characteristics & Performance Metrics CEO declined annual incentive payout in 2016 and has not received a base salary increase since 2013 CEO Target Opportunity Mix (2015) Performance-Based: 89% The Board is committed to ongoing review of Staples’ executive compensation program and disclosure enhancements to ensure it aligns with evolving best practices Base Salary 11% Annual Incentives 17% Long-Term Incentives 72%